Exhibit 99.1

 ARIAD Reports Positive Early Phase 2 Results on AP23573, Novel mTOR
        Inhibitor, in Patients with Advanced Sarcomas at ASCO;
        Data Show Clinical Benefit and Symptomatic Improvement

    ORLANDO, Fla. and CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 16, 2005--ARIAD Pharmaceuticals, Inc. (Nasdaq:ARIA) today announced, for the first time, that its novel mTOR inhibitor, AP23573, administered as a single agent, provides striking clinical benefit and symptomatic improvement in advanced sarcoma patients across multiple sarcoma subtypes in an ongoing Phase 2 multicenter clinical trial. Almost all the patients had failed alternative anti-cancer treatments and had progressive disease upon entering the trial. Generally, these patients have a median life expectancy of about one year.

    Patient Enrollment

    The trial began patient enrollment seven months ago in October 2004. Eighty-two patients have been enrolled, followed by a pause in enrollment specified in the protocol based on the trial design. As of the date of analysis, 52 of these patients were evaluable through at least four months on AP23573 treatment - the minimum duration for assessing protocol-defined clinical-benefit response. Full enrollment of 176 patients is expected within two to three months.

    Clinical-benefit Response and Symptomatic Improvement

    Thirty-seven percent (37%) of evaluable patients (19/52) in the trial have clinical-benefit responses - sustained anti-tumor activity as defined by strict RECIST guidelines - including three patients with partial responses (confirmed tumor regression >30%) and sixteen patients with stable disease for at least four months. Responding patients continue on trial receiving drug. Five of these patients have demonstrated stable disease for at least six months.
    Six-month progression-free survival or sustained disease stabilization is becoming a well-recognized surrogate endpoint for long-term survival benefit in patients with advanced sarcomas. Estimates of progression-free survival rates reported by the EORTC Soft Tissue and Bone Sarcoma Group (van Glabbeke et al, 2002) derived from their clinical-trials database provide a benchmark for evaluating the initial AP23573 Phase 2 clinical data. The EORTC six-month progression-free survival rate for patients who received inactive chemotherapies was estimated to be only 8%, which can serve as a comparative control for assessing new treatments for sarcoma such as AP23573.
    In addition, in an analysis from one major center, 72% (23/32) of patients that entered the AP23573 Phase 2 trial with tumor-related clinical symptoms (e.g., pain, shortness of breath and cough) demonstrated clinically beneficial improvement in these symptoms during AP23573 treatment.
    "Given the absence of any effective treatments for advanced soft-tissue sarcomas or refractory bone sarcomas that have spread, the initial Phase 2 results being reported today are particularly meaningful for patients with this devastating disease and will form the basis for designing our initial registration trial of AP23573, which we expect to begin by early 2006," said Camille L. Bedrosian, M.D., chief medical officer of ARIAD.

    Functional Imaging as In Vivo Biomarker

    Fifty-three patients also underwent glucose-radiotracer positron emission tomographic (PET) imaging as an in vivo biomarker to determine whether functional imaging early in the course of treatment could predict the clinical response to AP23573. The relationship between the mTOR cell-signaling and glucose metabolic pathways provides a strong mechanistic rationale for the use of PET imaging in conjunction with this glucose radiotracer as a non-invasive indicator of in vivo mTOR activity.
    The decrease in glucose metabolism visualized with PET imaging in the first week of AP23573 treatment was substantially greater in patients with AP23573 anti-tumor responses than in those patients that progressed. This trial provides the first promising indication of the utility of functional imaging to prospectively identify those patients likely to benefit clinically from mTOR inhibition with AP23573 treatment.

    Trial Objective and Design

    The primary objective of this multicenter clinical trial is to assess the efficacy of AP23573 in four groups of sarcomas: (1) bone sarcoma, (2) leiomyosarcoma, (3) liposarcoma, and (4) other soft tissue sarcomas. Patients receive a fixed dose of 12.5 mg of AP23573 intravenously, using a daily dosing regimen of drug (five days on, nine days off, drug).
    The trial uses Simon's two-stage design within each of these sarcoma groups. Four of the initial 19 patients within each group must exhibit a predefined four-month clinical-benefit response based on strict RECIST guidelines before the group can be expanded and enrollment to 44 patients continued. While the full set of patients enrolled in stage 1 of the trial are being followed, further enrollment in the group is paused. Since the strict criteria for continued enrollment have already been met in three of the four cohorts (all except liposarcoma), enrollment into stage 2 of the two-stage design is currently proceeding. Expansion of the liposarcoma group is expected shortly pending review of additional initial response data.
    These clinical results are being presented at the 2005 American Society of Clinical Oncology (ASCO) annual meeting in Orlando, Florida by clinical investigators, Sant P. Chawla, M.D. (abstract 9068) and Kamalesh K. Sankhala, M.D. (abstract 9028).

    Reference

    Van Glabbeke, M., Verweij, J., Judson, I., et al. Progression-free rate as the principal end-point for phase II trials in soft-tissue sarcomas. European Journal of Cancer 38:543-549, 2002.

    About Sarcoma

    Sarcomas are cancers of the connective tissue, including bones, muscles, fat, cartilage, and joints and do not discriminate by age, gender or race. Sarcomas can arise anywhere in the body and are divided into two main groups - bone tumors and soft tissue sarcomas. They are further sub-classified based on the type of cell or tissue from which the tumor developed. There are approximately 12,000 new cases of sarcoma diagnosed each year in the United States and approximately 100,000 sarcoma patients overall in the United States. More information about sarcomas is available at http://www.curesarcoma.org and at http://www.sarcoma.net/facts.htm.

    About AP23573

    The small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Growth Factor (VEGF) in tumor and endothelial cells. AP23573 also blocks the proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and reblockage of injured arteries, and is an analog of sirolimus, another mTOR inhibitor that has been approved for use in drug-eluting stents. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated a fast-track product by the U.S. Food and Drug Administration for the treatment of soft tissue and bone sarcomas.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture our product candidates on a commercial scale or to supply our product candidates to our collaborator for use in its product candidates, risks and uncertainties regarding our and our collaborator's ability to successfully enroll and conduct preclinical and clinical studies of product candidates, including our product candidate to treat cancer described in this release and our collaborator's medical device product candidates to treat vascular disease, risks and uncertainties that clinical trial results at any phase of development including those described in this release may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or our collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and our collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on our collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson (Investors), 617-621-2345
             or
             Pure Communications
             Sheryl Seapy (Media), 949-608-0841